Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective this 24th day of August 2016 (the “Effective Date”), is entered into by and between The KEYW Corporation, a Maryland corporation with its principal place of business at 7740 Milestone Parkway, Suite 150, Hanover, Maryland 21076 (the “Company”), and Philip Luci, Jr., residing at 2124 Docket Lane, Vienna, Virginia 22181 (the “Employee”).

WHEREAS, the Company desires to retain the Employee’s services as provided herein, and the Employee desires to continue to be employed by the Company. As used herein, the term “KEYW” shall include the Company and all entities now or hereafter controlling, controlled by or under common control with the Company, such term to include The KEYW Holding Corporation, a Maryland corporation (“HoldCo”); and

WHEREAS, the Company and Employee entered into a change of control agreement dated September 5, 2014 (the “Change of Control Agreement”); and

WHEREAS, the Company and Employee wish to terminate the Change of Control
Agreement in its entirety; and

WHEREAS, the Company and Employee wish to replace the Change of Control
Agreement with the provisions and obligations contained herein in this Agreement; and

WHEREAS, the Employee wishes to exchange 33,000 underwater options that have a per share exercise price equal to or greater than $11.18 (the “Options”) for cancellation in exchange for 11,000 performance share units (“PSUs”) issued under The KEYW Holding Corporation Amended and Restated 2013 Stock Incentive Plan.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Termination of Change of Control Agreement and Term of Employment.

1.1    The Change of Control Agreement is terminated in its entirety as of the
Effective Date of this Agreement.

1.2 The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue employment with the Company, upon the terms set forth in this Agreement, unless employment is terminated in accordance with the provisions of Section 3.

2.    Title; Capacity; Compensation.

2.1 The Employee will continue to serve as the Vice President and General Counsel of the Company until this Agreement is terminated in accordance with Section 3, with such customary duties and responsibilities associated with such title, and such other duties commensurate with such title as may, from time to time, be designated by the Company or Board of

Directors of HoldCo.

(a)    Compensation. In exchange for such performance, the Company agrees to pay the Employee a base salary of Two Hundred Sixty Thousand Dollars ($260,000.00) per year, which shall be paid in accordance with the customary payroll practices of the Company, which may be adjusted by the Board of Directors of HoldCo from time to time. Payments of base salary will begin with the Company’s first payroll cycle following the Effective Date. The Employee shall be eligible to receive an annual bonus of up to forty percent (40%) of the Employee’s annual base salary if the Board determines that the Employee achieved the performance targets and other criteria set in the Annual Incentive Plan (“AIP”). The target bonus pursuant to the AIP may be adjusted by the Company from time to time. The Employee shall also be eligible for other benefits provided to employees of the Company, including but not limited to, personal time off (accrued at the rate of twenty-five (25) days per year), health insurance and officers and directors liability insurance pursuant to the terms of the applicable benefit plans or arrangements. In addition, the Company shall reimburse the Employee for all reasonable, ordinary and necessary business, travel or other expenses incurred by Employee in the performance of Employee’s services hereunder in accordance with the policies of the Company as they are from time to time in effect.

(b)    Option Exchange. Employee hereby exchanges 33,000 of Employee’s Options in exchange for 11,000 PSUs. Such PSUs are included in the Long Term Incentive Shares (as such term is defined below). The Options shall be cancelled as of the Effective Date. Employee has reviewed the following:

1. The Company’s annual report on Form 10-K for the fiscal year ended
December 31, 2015, filed with the SEC on March 15, 2016;

2. The Company’s definitive proxy statement on Schedule 14A for its 2016 annual meeting of stockholders, filed with the SEC on April 14, 2016;

3. The Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

4. The description of the Company’s common stock contained in its registration statement on Form 8-A filed with the SEC on September 28,
2010 and any further amendment or report filed thereafter for the purpose of updating such description;

5. The information contained in the Company’s current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC; and

6. The information contained in the Company’s Offer to Exchange Certain Outstanding Options For Restricted Stock, dated June 15, 2016, as amended or supplemented to the date hereof (it being understood that the exchange of the Options for PSU’s provided in this Agreement is not a part of the
Exchange Program described therein in such document).

Employee, together with Employee’s legal, tax, financial or other advisors has carefully considered the benefits and risks of exchanging Options for PSUs, acknowledges that the Company had not made nor does it make any recommendation as to whether Employee should effect such exchange and Employee further acknowledges that there can be no assurance that receipt of the PSU’s will provide equal or greater financial benefits than retaining the Options.

(c)    Long-Term Incentive. If at any time prior to the fifth (5th) anniversary of the Effective Date, the closing market price of HoldCo’s registered common stock as reported on the NASDAQ Global Market (or any other market or exchange on which shares of HoldCo’s common stock are listed or registered, if not on the NASDAQ Global Market) over any thirty (30) consecutive trading days is at or greater than the target price set forth in this Section 2.1(c) (the “Target Price Per Share”) for each day in such thirty (30)-consecutive trading day period, the Company will award the Employee shares of Stock (as defined in Exhibit A) in an amount equal to the sum of (A) the number of shares listed next to the Target Price Per Share and (B) the number of shares listed next to any lower Target Price Per Share (“Long-Term Incentive Shares”) that have not already been awarded. Once the Long-Term Incentive Shares applicable to a Target Price Per Share have been awarded, the Company shall make no future awards of Long-Term Incentive Shares with respect to the applicable Target Price(s) Per Share, but the Employee shall be eligible for one or more additional grants with respect to the remaining Target Price Per Share that were not previously achieved or exceeded. In no event will the Employee receive more than 50,000 Long-Term Incentive Shares.

Target Price Per Share	Long-Term Incentive Shares Rights
$13.00	6,250
$16.00	6,250
$20.00	12,500
$25.00	12,500
$30.00	12,500

For purposes of clarity and by way of example, if the closing market price of HoldCo’s registered common stock is reported at $20.00 for thirty (30) consecutive trading days, the Company shall award the Employee 25,000 Long-Term Incentive Shares (12,500 next to the $20 Target Price Per Share plus another 12,500 for the Target Price Per Share for $13 and $16). If prior to the fifth (5th) anniversary of the Effective Date, the closing market price of HoldCo’s registered common stock is reported at $30.00 for thirty (30) consecutive trading days, the Company shall award the Employee an additional 25,000 shares (12,500 for $30 and 12,500 for $25). Because the Employee previously received Long-Term Incentive Shares with respect to the $13, $16 and $20 Target Price Per Share, Employee is not entitled to a second award with respect to such amounts.

(d)    Except as provided in Exhibit A with respect to any Long-Term
Shares used to cover tax withholdings, Employee hereby irrevocably agrees not to, directly or indirectly, (i) sell, offer for sale, pledge or otherwise dispose of (except as otherwise provided herein) any Long-Term Incentive Shares issued to the Employee hereunder, or (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Long-Term Incentive Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash or otherwise (such restrictions in clauses (i) and (ii), the “Sale Restrictions”). Long-Term Incentive Shares shall be released from, and no longer subject to, the Sale Restrictions on the first day after the second anniversary of the Grant Date (as defined in Exhibit A) of such shares. Notwithstanding the foregoing, Long-Term Incentive Shares shall be released from, and no longer subject to, the Sale Restrictions immediately upon the Employee’s death after the Grant Date.

(e)    In all events, the holding and disposition of any shares of Stock acquired hereunder shall be subject to the provisions in Exhibit A hereof, any applicable policies of the Company, and the terms of applicable law.

(f)    Employee shall forfeit Employee’s right to any Long-Term Incentive Shares if Employee terminates this Agreement with or without Good Reason at any time prior to the second anniversary of the Effective Date.

(g)    Upon the occurrence of a Change of Control, to the extent that provision is made in writing in connection with such Change of Control for the assumption or continuation of the Long-Term Incentive Shares theretofore not granted, or for the substitution for such Long-Term Incentive Shares for the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock), in which event the Long-Term Incentive Shares theretofore not granted shall automatically convert on the date of Change of Control to Restricted Stock, and such shares shall fully vest upon the earlier of (i) the first anniversary of the date of Change of Control or (ii) the termination by Company of Employee’s employment without Cause within one (1) year following the date of Change of Control.

(h)    If the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities and in which no Change of Control (as defined in the Amended and Restated 2013 Stock Incentive Plan) occurs, Long- Term Incentive Shares shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock (as defined in the Amended and Restated 2013 Stock Incentive Plan) subject to the Long-Term Incentive Shares would have been entitled to receive immediately following such transaction.

(i)    Except as otherwise provided in this Agreement, upon the termination of Employee’s Service (as defined in the Amended and Restated 2013 Stock Incentive Plan) with the Company or an Affiliate (as defined in the Amended and Restated 2013
Stock Incentive Plan) thereof, any Long-Term Incentive Shares that have not been awarded, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

2.2 Clawback. Notwithstanding any other provisions in this Agreement, any performance-based compensation paid or payable to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation, order, or stock exchange listing requirement, will be subject to adjustment and recovery by the Company.

(a)    If the financial statements of KEYW are restated for any reason other than for accounting changes that require retrospective treatment or other external reasons not attributable to KEYW and its compilation of the financial statements, any performance-based compensation paid to the Employee that was calculated based on the financial statements will be recalculated based on the restated financial statements (“Restatement”). If the performance- based compensation is reduced as a result of the Restatement, Employee shall repay the Company the difference between the amount of performance-based compensation actually paid and the recalculated performance-based compensation that the Employee should have been paid. If the performance-based compensation is increased as a result of Restatement, the Company will pay the Employee the difference between the amount of performance-based compensation actually paid and the recalculated performance-based compensation that the Employee should have been paid.

(b)    If the Employee received equity awards (excluding Long-Term Incentive Shares) as performance-based compensation and the Employee continues to own the shares on the date of Restatement, Employee shall return to the Company any shares issued in excess of the amount that the Employee should have received, as recalculated in the Restatement. If the excess shares have already been disposed of at the time of the Restatement, Employee shall return the proceeds from the sale of the excess shares to the Company. If the excess shares have been gifted or otherwise transferred, Employee shall return to the Company a number of shares equal to the excess shares or the equivalent fair market value of the excess shares at the time of gifting or transfer. If a Restatement reveals that an Employee should have received an equity award (excluding Long-Term Incentive Shares) as performance-based compensation, the Company shall issue the number of shares that the Employee should have received based on the Restatement.

(c)    Except as otherwise required under any law, government regulation, order, or stock exchange listing requirement, the adjustment period under this Section
2.2 shall extend for three (3) years from the date of receipt of any performance-based compensation. This Section 2.2 shall survive termination of this Agreement for a period of two (2) years, except that this Section 2.2 shall terminate immediately upon a Change of Control, as defined by Section 4.3(b) of this Agreement or the cessation of the KEYW as a publicly-traded corporation.

(d)    Employee authorizes the Company to withhold from Employee’s future wages any amounts that may become due under this Section 2.2.

3.    Termination of Employment. The employment of the Employee by the Company shall terminate upon the occurrence of any of the following:
3.1    By the Company without Cause (as defined below), on sixty (60) days’
prior written notice to the Employee;

3.2    At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Agreement, “Cause” shall mean (a) a good faith finding by the Company, that (i) the Employee has failed to perform Employee’s reasonably assigned duties in any material respect and has failed to remedy such failure within ten (10) days following written notice from the Company to the Employee notifying Employee of such failure, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct; (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to any crime involving any felony; (c) the Employee has breached fiduciary duties owed to KEYW or has materially breached the terms of this Agreement or any other agreement between the Employee and KEYW; or (d) the failure of the Employee to maintain Employee’s security clearance as a result, directly or indirectly, of any act or omission by Employee if such clearance is necessary to perform the duties assigned hereunder;

3.3    At the election of the Employee, on sixty (60) days’ prior written notice to the Company, or immediately upon written notice to the Company in the event the Company fails to remedy any material breach of this Agreement within ten (10) days following written notice from the Employee to the Company notifying it of such breach;

3.4    Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean “disability” as defined under the Company’s or HoldCo’s long- term disability plan for purposes of determining a participant’s eligibility for benefits. The determination of whether the Employee has a disability shall be made by the person or persons required to make a disability determination under the long-term disability plan. If at any time neither the Company nor HoldCo sponsor a long-term disability plan, disability shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform with or without reasonable accommodation the essential functions of Employee’s position contemplated under this Agreement as determined by a physician satisfactory to both the Employee (or Employee’s representative, guardian or conservator) and the Company, provided that if the Employee (or Employee’s representative, guardian or conservator) and the Company do not agree on a physician, the Employee (or Employee’s representative, guardian or conservator) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties; or

3.5    Upon the mutual written agreement of the Employee and the Company to terminate Employee’s employment.

4.    Effect of Termination.

4.1    Termination for Cause, Upon Mutual Election or at the Election of the Employee, or at Death. In the event that Employee’s employment is terminated for Cause, upon Employee’s death, at the election of the Employee, or upon mutual election by Employee and the
Company, KEYW shall have no further obligations under this Agreement other than to pay to Employee (or Employee’s estate) salary and accrued but unused paid time off through the last day of the Employee’s actual employment by the Company (the “Termination Date”).

4.2    Termination by the Company without Cause, or for Disability or by the Employee for Good Reason. In the event the Employee’s employment is terminated solely by the Company without Cause, or due to the Employee’s disability, or by the Employee for Good Reason (as defined below), the Company shall: (i) pay to the Employee on the first pay date following the Termination Date any salary earned with respect to services performed prior to the Termination Date, any paid time off accrued, but unused, through the Termination Date, and any bonus that the Employee earned under the terms of the AIP with respect to an annual period ending prior to the Termination Date, and for which any performance targets or other criteria were achieved prior to the Termination Date (notwithstanding any requirement of continuous service), but which have not been paid to the Employee; (ii) provided the Employee (or Employee’s representative, guardian or conservator on behalf of Employee) executes and does not revoke a waiver and release agreement substantially in the form attached hereto as Exhibit B (the “Release”), unless the payment is subject to the Delay Period described in Section 8.3, pay to the Employee in equal installments over a period of one year after the Termination Date an aggregate amount equal to the sum of (A) and (B) where (A) equals the product of (x) Employee’s then current base salary multiplied by (y) one, and (B) equals an amount equal to the product of (x) forty percent (40%) of Employee’s then current base salary multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed between the first day of the calendar year in which the Termination Date occurs and the Termination Date and the denominator of which is 365, with the first payment, which will cover the first two (2) installments, to be paid on the sixtieth (60th) day following the Termination Date and the remaining installments to be paid in accordance with the Company’s normal payroll practices; and (iii) provided the Employee elects continued health coverage under section 4980B(f) of the Code (“COBRA”), for each month that the Employee pays to the Company 100% of the applicable premium (as defined within section 4980B(f)(4) of the Code) for such continued health and dental coverage, the Company shall reimburse the Employee, for a period equal to the lesser of the maximum COBRA period or twelve (12) months, on the first pay date of each month the Employee portion of applicable premium; and (iv) make such other payments as expressly provided herein or in any written policy of the Company. Notwithstanding the foregoing, the Company shall not be required to make payments or reimbursements under this Section 4.2 if the Employee has breached any of the provisions of Sections 5 or 6, inclusive of all subsections. Further, subject to any overriding laws, the Company shall not be required to reimburse healthcare or dental insurance premiums if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source, which must be reported to the Company within thirty (30) days of first becoming eligible, or if such reimbursement arrangement causes the Company’s group health plan to fail any non-discrimination testing or to be subjected to a fine or penalty under the Affordable Care Act. If Employee (or Employee’s representative, guardian or conservator on behalf of Employee) fails to execute and deliver the Release within twenty-one (21) days thereafter, or if Employee (or Employee’s representative, guardian or conservator on behalf of Employee) revokes such Release as provided therein, the Company shall have no obligation to provide the severance payment described above. In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Employee, any payment(s) conditioned on execution of the release shall be made within ten (10) days after the Release becomes effective and such revocation rights have lapsed. In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two (2) of the Employee’s taxable years, depending on when the Employee (or Employee’s representative, guardian or conservator on behalf of Employee) executes and delivers the Release, any payment conditioned on execution of the Release shall be made in the later taxable year.

4.3    Termination On or Following a Change of Control. If at any time prior to the one-year anniversary of the consummation of a Change of Control, the Company terminates the Employee’s employment without Cause or the Employee terminates Employee’s employment with the Company for Good Reason (as defined below), the Employee will be entitled to receive: (i) the Employee’s then current base salary for a period of twelve (12) months payable in equal installments paid in accordance with the Company’s normal payroll practices, with the first installment beginning on the first regular pay date following the Employee’s Termination Date; (ii) compensation and benefits set forth in Sections 4.2(i), and 4.2(iv), and (iii) to the extent not included in the compensation and severance benefits made under Section 4.2(i), an amount equal to the maximum AIP bonus available to Employee for the year in which the termination occurs. In addition, provided the Employee elects continued health coverage under section 4980B(f) of the Code, for each month that the Employee pays to the Company 100% of the applicable premium (as defined within section 4980B(f)(4) of the Code) for such continued health and dental coverage, the Company shall reimburse the Employee, for a period equal to the lesser of the maximum COBRA period or twelve (12) months, on the first pay date of each month the after-tax cost of the applicable premium. Further, subject to any overriding laws, the Company shall not be required to reimburse healthcare and dental insurance premiums if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source, which must be reported to the Company within thirty (30) days of first becoming eligible, or if such reimbursement arrangement causes the Company’s group health plan to fail any non-discrimination testing or to be subjected to a fine or penalty under the Affordable Care Act. Stock options will remain exercisable for a period of one (1) year following termination (unless such options have terminated or been cashed out in connection with the Change of Control).

(a)    In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement (and the attached Exhibit A) or otherwise (the “Total Payments”), such that the Total Payments would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”) then (i) if the Total Payments exceed the safe harbor threshold by less than 10%, the payments will be reduced to the safe harbor amount or (ii) if the Total Payments exceed the safe harbor threshold by more than 10%, then Employee shall be entitled to receive the “Best Net” for the Employee’s aggregate severance payments and benefits such that aggregate severance payments and benefits that Employee receives will be either (A) the full amount of severance payments and benefits or (B) an amount of severance payments and benefits reduced to the extent necessary so that Employee incurs no excise tax, whichever results in Employee receiving the greater amount, taking into account applicable federal, state, and local income, employment, and other applicable taxes, as well as the excise tax.

(b)    For the purposes of this Agreement, “Change of Control” means the occurrence of any of (i) an acquisition after the Effective Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of in excess of 50% of the voting securities of the Company or HoldCo, (ii) the dissolution or liquidation of the Company or HoldCo or a merger, consolidation, or reorganization of the Company or HoldCo with one or more other entities in which neither the Company nor HoldCo is the surviving entity, unless the holders of the Company or HoldCo’s voting securities immediately prior to such transaction continue to hold at least 51% of such securities following such transaction, (iii) the sale of all or substantially all of the assets of the Company and/or HoldCo in one or a series of related transactions, or (iv) the “completion” or closing by the Company or HoldCo of an agreement to which the Company or HoldCo is a party or by which it is bound, providing for any of the events set forth above in clauses (i), (ii) or (iii). In the event that any payment triggered upon a Change of Control is deferred compensation subject to section 409A of the Code, any Change of Control must satisfy the requirements of Treasury regulation section 1.409A-3(i)(5).

(c)    For purposes of this Agreement, “Good Reason” means, unless otherwise agreed to in writing by Employee, (i) a reduction in Employee’s base salary; (ii) a material diminution in Employee’s authority, responsibilities or duties; (iii) a relocation of Employee’s primary place of employment to a location more than twenty (20) miles farther from Employee’s primary residence than the current location of the Company’s offices; or (iv) any other material breach by the Company of the terms of this Agreement or any other agreement between the Employee and the Company. In order to invoke a termination for Good Reason, Employee must deliver a written notice of such breach to the Company within sixty (60) days of the occurrence of the breach, and the Company shall have thirty (30) days to cure the breach (unless such breach is not capable of being cured, in which case this Agreement will terminate fifteen (15) days after notice thereof). In order to terminate Employee’s employment, if at all, for Good Reason, Employee must terminate employment within thirty (30) days of the end of the cure period, if applicable, if the breach has not been cured.

4.4 No Mitigation. The Company agrees that, if the Employee’s employment is terminated, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Employee from any other sources.

4.5    Survival. The provisions of Sections 2.2, 4, 5, 6, 8, and 9 shall survive the termination of this Agreement.

5.    Non-Competition and Non-Solicitation.

5.1    Restricted Activities. Beginning on the Effective Date and continuing for one (1) year following termination of employment with KEYW, Employee shall not, directly or indirectly, on Employee’s own behalf or as an individual proprietor, partner, stockholder, owner, officer, employee, director, consultant, agent, joint venturer, investor, lender, or in any other capacity whatsoever (other than through investments of Employee in the stock of a publicly-held company where such investment does not exceed three percent (3%) of the total outstanding stock (“Permitted Investments”)) do any of the following:

(a) In any state, province or similar political subdivision, in which KEYW provides services or to which KEYW’s products are delivered during the term of Employee’s employment with KEYW, offer to provide or provide to any Customer or Prospective Customer products or services which compete with the products and services offered by KEYW;

(b) Interfere with or disrupt, or attempt to interfere with or disrupt, the relationship of KEYW with any Customer, vendor, supplier, prime contractor, subcontractor or partner;

(c) Solicit, offer to hire or hire any current or former employee, consultant, contractor or agent of KEYW (each a “Restricted Person”), or otherwise induce any Restricted Person to discontinue their employment or business relationship with KEYW; or

(d) Solicit or divert, or attempt to solicit or divert, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by KEYW) of any Customer or Prospective Customer of KEYW.

The foregoing restriction in Section 5.1(c) shall not apply to: (i) any Restricted Person whose employment or business relationship was terminated without cause by KEYW, (ii) any Restricted Person whose employment or business relationship was terminated more than twelve (12) months prior to the date of hire of such person by Employee, or (iii) any solicitation, offer to hire or hiring of a Restricted Person pursuant to any general advertisement not specifically directed to such Restricted Person.

For purposes of this Section 5.1, the term “Customer” shall mean any person, firm, organization, entity, state or local government or governmental division, or department or agency of the United States Government to which KEYW provided products or services at any time during the Employee’s employment with KEYW.

For purposes of this Section 5.1, the term “Prospective Customer” shall mean any person, firm, organization, entity, government or governmental division, department or agency which has an outstanding bid or proposal from KEYW, or which was contacted by an employee of KEYW for purposes of soliciting business concerning products or services offered by KEYW, during the six (6) months preceding termination of the Employee’s employment with KEYW.

For purposes of this Section 5.1, the term “KEYW” shall mean (i) during the Employee’s employment, those affiliated entities as described in the recitals to this Agreement that comprise KEYW at any time during the Employee’s employment, and (ii) upon any termination of employment, those affiliated entities as described in the recitals to this Agreement that comprise KEYW as of the Employee’s Termination Date.

5.2    External Employment. During the period of Employee’s employment with KEYW, Employee shall be prohibited from engaging in external employment without express permission from KEYW. By way of example, and not limitation, such external employment shall include self-employment, consulting, and engagement by firms conducting business unrelated to the business of KEYW.

5.3    Interpretation. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.    Proprietary Information and Developments.

6.1    Proprietary Information.

(a)    The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning KEYW’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of KEYW. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, hardware, software and related designs, product costs, specifications and pricing, bid practices and procedures, contract costs and pricing, the terms and conditions of any joint venture, strategic partnership and other contractual arrangements, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of KEYW. The Employee will not disclose any Proprietary Information to any person or entity other than employees of KEYW or use the same for any purposes (other than in the performance of Employee’s duties as an employee of KEYW) without written approval by an officer of the Company, either during or after Employee’s employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)    The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into Employee’s custody or possession, shall be and are the exclusive property of KEYW to be used by the Employee only in the performance of Employee’s duties for KEYW. All such materials or copies thereof and all tangible property of KEYW in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by KEYW or (ii) termination of Employee’s employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.
(c)    The Employee agrees that Employee’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and Employee’s obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of KEYW or suppliers to KEYW or other third parties who may have disclosed or entrusted the same to KEYW or to the Employee.

6.2    Developments.

(a)    The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, processes, developments, software, and works of authorship, whether copyrightable, patentable or not, which are or have been created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by KEYW, whether or not during normal working hours or on the premises of KEYW (all of which are collectively referred to in this Agreement as “Developments”).

(b)    To the extent that any Developments do not qualify as works made for hire, the Employee hereby irrevocably assigns to the Company (or any Affiliate, person or entity designated by the Company) all of Employee’s right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, trade secrets, trademarks and all other proprietary rights existing now, previously during Employee’s employment with the Company or hereafter. However, this paragraph (b) shall not apply to Developments which do not relate to the present or planned business or research and development of KEYW and which are made and conceived by the Employee outside the scope of Employee’s employment, not during normal working hours, not on KEYW’s premises and not using KEYW’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with KEYW, both during and after Employee’s employment, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which KEYW may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if KEYW is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as KEYW may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.
6.3 United States Government Obligations. The Employee acknowledges that KEYW from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on KEYW regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all appropriate action necessary to discharge the obligations of KEYW under such agreements.

7. Other Agreements. The Employee represents that there are no contracts to assign inventions between any person or entity and the Employee. The Employee further represents that (a) the Employee is not obligated under any consulting, employment or other agreement which would affect KEYW’s rights under this Agreement, (b) there is no action, investigation or proceeding, pending or threatened, or any basis therefore known to Employee involving the Employee’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of the Employee’s duties as an employee of the Company will not breach or constitute a default under any agreement to which the Employee is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information during the Employee’s employment by the Company. The Employee will not, in connection with the Employee’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which the Employee is not lawfully entitled. Any agreement to which the Employee is a party with any prior employer or relating to nondisclosure, non-competition or non-solicitation of employees, customers, prospective customers, vendors or other parties is listed on Exhibit C attached hereto.

8. Section 409A. This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code, to the extent applicable. Any benefits that qualify for the “short-term deferral” exemption, separation pay exemption, or any other exemption shall be paid under the applicable exemption. To the extent Employee would be subject to the additional twenty percent (20%) tax imposed on certain deferred compensation arrangements pursuant to section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Employee and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 8. In no event may the Employee directly or indirectly designate a calendar year of payment.

8.1 For purposes of section 409A of the Code, Employee’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

8.2 Employee will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of section 409A of the Code.
8.3 Notwithstanding any other provision of this Agreement to the contrary, if at the time of Employee’s separation from service, (i) Employee is a specified employee (within the meaning of section 409A of the Code and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to Employee constitutes deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Employee’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the applicable Federal rate for short-term instruments) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under section 409A of the Code provided on account of a “separation from service”, and such benefits are not otherwise exempt from Section
409A of the Code, Employee shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

8.4 (A) Any amount that Employee is entitled to be reimbursed under this Agreement will be reimbursed to Employee as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursements in any other taxable year.

8.5 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

9.    Miscellaneous.

9.1 Equitable Remedies. The restrictions contained in Sections 5 and 6 are necessary for the protection of the business and goodwill of KEYW and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of Sections 5 or 6 is likely to cause KEYW substantial and irreparable harm for which there is no adequate remedy at law and therefore, in the event of any such breach, the Employee agrees that KEYW, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief without the need to post a bond. The Company shall be entitled to recover its reasonable attorney’s fees in the event that it prevails in such action.
9.2 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto (in the case of the Company, addressed c/o General Counsel). Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.2.

9.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.4 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties and cancels and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.5 Amendment. This Agreement may be amended or modified only by a written instrument executed by both KEYW and the Employee.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland. Any action, suit or other legal matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Maryland (or, if appropriate, a federal court located within Maryland), and the Company and the Employee each consents to the jurisdiction of such a court. THE COMPANY AND THE EMPLOYEE EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.

9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective heirs, legal representatives, successors and permitted assigns. The Company may assign this Agreement to any Affiliate or to any business or entity with which or into which the Company may be merged or which may succeed to its assets or business. The obligations of the Employee are personal and may not be assigned by Employee.

9.8 Waivers. No delay or omission by KEYW or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by KEYW or Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.9 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.10 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
9.11 Counterparts. This Agreement may be executed by facsimile transmission (including by exchange of copies in pdf) in counterparts, each and all of which shall be deemed an original, and both of which together shall constitute but the same instrument.

9.12 Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that it from time to time is required to withhold. The Company shall be entitled to rely on the opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.

THE EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[signatures on next page]

IN WI1NESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE KEYW CORPORATION
By:	/s/ William J. Weber
Name:	William J. Weber
Title:	President and Chief Executive Officer

EMPLOYEE
By:	/s/ Philip Luci, Jr
Name:	Philip Luci, Jr

Exhibit A

THE KEYW HOLDING CORPORATION

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

The KEYW Holding Corporation, a Maryland corporation (the “Company”), sets forth herein the terms of its 2013 Stock Incentive Plan (the “Plan”) as follows:

1.	PURPOSE
The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, restricted stock and stock units in accordance with the terms hereof. Stock options granted under the Plan may be nonqualified stock options or incentive stock options, as provided herein.

The Plan was originally adopted by the Board of Directors of the Company on May 4, 2012, subject to the approval by the stockholders of The KEYW Holding Corporation, which approval was obtained on August 15, 2012. The Plan became effective January 1, 2013.

The Plan was amended and restated by the Board of Directors on July 6, 2015, subject to the approval by the stockholders of The KEYW Holding Corporation, which approval was obtained on August 12, 2015.

The amendment increases the amount of shares available in the Plan from 2,000,000 to 2,700,000 shares of the Company’s common stock.

2.	DEFINITIONS
For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1“Affiliate” means, with respect to a Person, any company or other trade or business that controls, is controlled by or is under common control with such Person within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary, provided that an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.
2.2“Award” means a grant of an Option, Restricted Stock, Restricted Stock Unit, SARs or Performance Shares under the Plan.
2.3“Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.
2.4“Benefit Arrangement” shall have the meaning set forth in Section 13 hereof.
2.5“Board” means the Board of Directors of The KEYW Holding Corporation.
2.6“Cause” means, as determined by the Board and unless otherwise provided in an applicable agreement with the Company or an Affiliate thereof, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate thereof.
2.7“Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or (ii) a sale of substantially all of the assets of the Company to another person or entity.
2.8“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.
2.9“Committee” means the Compensation Committee of, and designated from time to time by resolution of, the Board, which shall consist of two (2) or more independent members of the Board.
2.10“Company” has the meaning set forth in the Preamble.
2.11“Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
2.12“Effective Date” means January 1, 2013.
2.13“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.
2.14“Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board in good faith in a manner consistent with Code Section 409A.
2.15“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) controls the management of assets, and any other entity in which one or more these persons (or the Grantee) own more than fifty percent (50%) of the voting interests in such entity.
2.16“Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof, or (iii) such other date as may be specified by the Board.
2.17“Grant Share” shall have the meaning set forth in Section 15.3 hereof.
2.18“Grantee” means a person who receives or holds an Award under the Plan.
2.19“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.
2.20“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.21“Option” means an option to purchase one or more shares of Stock pursuant to the Plan.
2.22“Option Price” means the purchase price for each share of Stock subject to an Option.
2.23“Other Agreement” shall have the meaning set forth in Section 13 hereof.
2.24“Parachute Payment” shall have the meaning set forth in Section 13 hereof.
2.25“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.
2.26“Plan” has the meaning set forth in the Preamble.
2.27“Purchase Price” means the purchase price for each share of Stock issued pursuant to an Award of Restricted Stock or Stock Units.
2.28“Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.
2.29“Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 9 hereof, that are subject to restrictions and to a risk of forfeiture.
2.30“Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.
2.31“Service” means service as an employee, officer, director or other Service Provider of the Company or an Affiliate thereof. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be an employee, officer, director or other Service Provider of the Company or an Affiliate thereof. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.
2.32“Service Provider” means an employee, officer or director of the Company or an Affiliate thereof, or a consultant or adviser currently providing services to the Company or an Affiliate thereof.
2.33“Stock” means the common stock, $0.001 par value per share, of the Company.
2.34“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to Section 8 herein.
2.35“Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 9 hereof.
2.36“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).
2.37“Ten-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

3.	ADMINISTRATION OF THE PLAN

3.1    Board.
The Plan shall be administrated by the Board or, the Committee with respect to “qualified performance-based compensation” subject to Code Section 162(m) or to the extent the Board delegates its administrative responsibilities to the Committee pursuant to Section 3.2 (any reference to the Board shall include the Committee when the Committee is acting as the administrator pursuant to this Section 3.1). The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and bylaws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2    Committee.
The Board from time to time may delegate its powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above to the Committee and the Board may delegate to one or more committees of the Board or to the CEO responsibility for the day-to-day operation of the Plan In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the applicable Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in Section 3.1 and all references herein to the Board shall be deemed to be the Committee. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive.

3.3    Terms of Awards.
Subject to the other terms and conditions of the Plan, the Board shall have full and final authority to:

(i)    designate Grantees;
(ii)    determine the type or types of Awards to be made to a Grantee;
(iii)    determine the number of shares of Stock to be subject to an Award;

(iv)
establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options provided that any Award must be subject to a minimum vesting period of at least one year;

(v)    prescribe the form of each Award Agreement evidencing an Award; and

(vi)
subject to Section 5.3; amend, modify, or supplement the terms of any outstanding Award (provided, that, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award).

The Board’s authority hereunder specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, impair the Grantee’s rights under such Award.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. In addition, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

3.4    Deferral Arrangement.
The Board may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.5    No Liability.
No member of the Board or of a Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.6    Share Issuance/Book Entry.
Notwithstanding any provision of this Plan to the contrary, the issuance of the Stock under the Plan may be evidenced in such a manner as the Board, in its discretion, deems appropriate, including, without limitation, book-entry registration or issuance of one or more Stock certificates.

4.	STOCK SUBJECT TO THE PLAN

4.1    Number of Shares Available for Awards; Annual Per-Person Limitations.
Subject to adjustment as provided in Section 15 hereof, the number of shares of Stock available for issuance under the Plan shall be 2,700,000 (two million seven hundred thousand), all of which may be subject to Incentive Stock Options. All shares of Stock issuable under the Plan may be issued as Common Stock. Stock issued or to be issued under the Plan shall be authorized but unissued shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

The 2013 Plan imposes individual limitations on the amount of Awards, to comply with Code Section 162(m). Under these limitations, in any fiscal year of the Company during any part of which the 2013 Plan is in effect, no participant may be granted an award of more than 200,000 shares.

4.2    Adjustments in Authorized Shares.
The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies. The number of shares of Stock reserved pursuant to Section 4 shall be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of shares of Stock subject to Awards before and after the substitution.

4.3    Share Usage.
The maximum number of shares of Stock available for issuance under the Plan shall be reduced by the full number of shares of Stock covered by Option Awards and SAR Awards granted under the Plan. This reduction shall include the full number of shares of Stock covered by an Option or SAR, regardless of whether (i) any shares of Stock are tendered in payment of any Option or SAR, (ii) any such Option, SAR, or other Award covering shares of Stock under the Plan ultimately is settled in cash or by delivery of shares of Stock (either by share netting, an attestation process, or actual delivery), (iii) shares of Stock were used to satisfy the purchase price of an Award or to satisfy any tax withholdings, or (iv) shares of Stock were repurchased by the Company with Option or SAR proceeds. The maximum number of shares of Stock available for issuance under the Plan shall be reduced by one (1) share of Stock for every share of Stock covered by all other Awards granted under the Plan. If, however, any Award granted under this Plan terminates, expires, is forfeited because any performance or time-based vesting requirements were not satisfied, or lapses for any reason, any shares of Stock subject to such Award shall again be available for a grant of an Award under the Plan.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1    Effective Date.
The Plan shall be effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders entitled to vote thereon. Upon approval of the Plan by the stockholders of the Company entitled to vote thereon as set forth above, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company entitled to vote thereon had approved the Plan on the Effective Date.

5.2    Term.
The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Sections 5.3 or 15.3. No Awards shall be made after termination of the Plan.

5.3    Amendment and Termination of the Plan
The Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that the Board shall not have the authority to, without shareholder approval, (1) change the limits set forth in Section 4.1, (2) change the minimum Option Price or exercise price of a SAR, (3) change eligible Grantees to receive Awards, (4) reprice or alter the Option Price of any Option or exercise price of any SAR, previously awarded to any Grantee, whether through amendment, exchange, cancellation and replacement grant, or any other means, (5) buy out or cancel an existing Option or SAR in exchange for an amount of cash or shares of Stock when the Fair Market Value of the shares of Stock covered by the Option or

SAR is less than the Option Price or exercise price of the SAR, or (6) permit the purchase of shares of Stock subject to any unvested Option or SAR or waive the vesting requirement of any unvested Award except as a result of (a) a Change in Control, (b) the death of a Grantee, or (c) a Grantee’s separation from service with the Company as defined in accordance with Code Section 409A due to involuntary termination without Cause. Notwithstanding any provision of the Plan to the contrary, if the Board determines that any Award may or does not comply with Code Section 409A, the Company may amend the Plan and the affected Award Agreement, or take any other action, without the Grantee’s consent, that the Board believes necessary or appropriate to (1) exempt the Plan and any Award from the application of Code Section 409A, or (2) comply with the requirements of Code Section 409A.If the Board, in its sole discretion, determines that the rights of a Grantee with respect to an Award granted prior to such amendment, suspension or termination, may be adversely impaired, the consent of such Grantee shall be required or the terms of such Grantee’s Award shall continue to be governed by the Plan without giving effect to any such amendment. An amendment to the Plan shall be contingent on approval of the Company’s stockholders entitled to vote thereon only to the extent required by applicable law, regulations or rules. For the avoidance of doubt, nothing in this Section 5.3 shall be deemed to limit the discretion of the Board under Section 15.3.

5.4    Amendments of Awards.
The Board may, at any time and from time to time, amend the terms of any Award, prospectively or retroactively; provided, however, that if the Board, in its sole discretion, determines that the rights of a Grantee with respect to an Award may be adversely impaired by any such amendment, the consent of such Grantee shall be required.

6.	Award ELIGIBILITY

6.1    Employees and Other Service Providers.
Awards may be made under the Plan to any employee, officer or director of, or other Service Provider providing services to, the Company or any Affiliate thereof. To the extent required by applicable state law, Awards within certain states may be limited to employees and officers or employees, officers and directors. An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.2    Limitations on Incentive Stock Options.
An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company, (ii) to the extent specifically provided in the related Award Agreement and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking options into account in the order in which they were granted.

7.	AWARD AGREEMENT

Each Award pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine, which specifies the number of shares subject to the Award (subject to adjustment in accordance with Section 15). Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Nonqualified Stock Options.

8.	Terms and conditions of options AND STOCK APPRECIATION RIGHT (sar)

8.1    Option Price.
The Option Price of each Option shall be fixed by the Board and stated in the Award Agreement evidencing such Option. The Option Price shall not be less than the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten-Percent Stockholder, the Option Price of an Incentive Stock Option granted to such Grantee shall be not less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date.

Neither the Board nor any Committee shall have the authority to reprice any outstanding Option Grant under the Plan unless the stockholders of the Company have approved such an action within a twelve (12) month period preceding or following such an event. They also cannot reduce exercise price, cannot exchange for cash, other award, or another option/SAR with an exercise price lower than the original exercise price.

8.2    Vesting.

Subject to Sections 8.3 and 15.3 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Board and stated in the Award Agreement provided that any Award Agreement shall provide for a vesting period of no less than one year. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number. The Board may provide, for example, in the Award Agreement for (i) accelerated exercisability of the Option in the event the Grantee’s Service terminates on account of death, Disability or another event, (ii) expiration of the Option prior to its term in the event of the termination of the Grantee’s Service, (iii) immediate forfeiture of the Option in the event the Grantee’s Service is terminated for Cause or (iv) unvested Options to be exercised subject to the Company’s right of repurchase with respect to unvested shares of Stock.

8.3    Term.
Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event that the Grantee is a Ten-Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4    Exercise of Options on Termination of Service.
Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5    Limitations on Exercise of Option.
Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company entitled to vote thereon, or after ten (10) years following the Grant Date, or after the occurrence of an event referred to in Section 15 hereof which results in termination of the Option.

8.6    Exercise Procedure.
An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, in the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) one hundred (100) shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. The Option Price shall be payable in a form described in Section 10.

8.7    Right of Holders of Options.
Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to cash or dividend payments or distributions attributable to the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to such individual.

8.8    Delivery of Stock Certificates.
Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing such Grantee’s ownership of the shares of Stock purchased upon such exercise of the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

8.9    Transferability of Options.
Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10    Family Transfers.
If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) unless applicable law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, and shares of Stock acquired pursuant to the Option shall be subject to the same restrictions on transfer of shares as would have applied to the Grantee. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service under an Option shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in the applicable Award Agreement, and the shares may be subject to repurchase by the Company or its assignee.

8.11    Notice of Disqualifying Disposition.
If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

8.12    Grant of SARs.
Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant SARs to Grantees in such amounts as the Board shall determine. A SAR shall represent a right to receive a payment in cash, shares of Stock, or a combination thereof, equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over an amount (the “SAR exercise price”) which shall be no less than the Fair Market Value on the date the SAR was granted (or the Option Price for SARs granted in tandem with an Option), as set forth in the applicable Award Agreement.

8.13    Award Agreement.
Each SAR grant shall be evidenced by an Award Agreement that shall specify the SAR exercise price, the duration of the SAR, the number of shares of Stock to which the SAR pertains, whether the SAR is granted in tandem with the grant of an Option or is freestanding, the form of payment of the SAR upon exercise, and such other provisions as the Board shall determine. SARs granted under this Section 8 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Grantee. Notwithstanding the foregoing, a SAR shall not fully vest until the date that is three (3) years after the date of grant of such SAR, except as otherwise may be provided in the Award Agreement for (a) new hires, (b) involuntary terminations of employment without Cause, (c) achievement of specific performance objectives, (d) death, (e) Disability, or (f) other circumstances that the Board determines is in the best interests of the Company, but only if any individuals identified or subject to the circumstances described in items (a) through (f) above have been continuously employed with the Company for a period of at least six (6) months from the date of grant.

8.14    Duration of SAR.
Each SAR granted to a Grantee shall expire at such time as the Board shall determine at the time of grant; provided, however, that no SAR shall be exercisable on or later than the tenth (10th) anniversary date of its grant.

8.15    Exercise.
SARs shall be exercised by the delivery to the Company of written or other notice of exercise acceptable to the Company, setting forth the number of shares of Stock with respect to which the SAR is to be exercised. The date of exercise of the SAR shall be the date on which the Company shall have received notice from the Grantee of the exercise of such SAR. SARs granted in tandem with the grant of an Option may be exercised for all or part of the shares of Stock subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. SARs granted in tandem with the grant of an Option may be exercised only with respect to the shares of Stock for which its related Option is then exercisable. With respect to SARs granted in tandem with an Incentive Stock Option, (a) such SAR will expire no later than the expiration of the underlying Incentive Stock Option, (b) the value of the payout with respect to such SAR may be for no more than 100% of the difference between the Option Price of the underlying Incentive Stock Option and the Fair Market Value of the shares of Stock subject to the underlying Incentive Stock Option at the time such SAR is exercised, and (c) such SAR may be exercised only when the Fair Market Value of the shares of Stock subject to the underlying Incentive Stock Option exceeds the Option Price of the Incentive Stock Option.

SARs granted independently from the grant of an Option may be exercised upon the terms and conditions contained in the applicable Award Agreement. In the event the SAR shall be payable in shares of Stock, a certificate for the shares of Stock acquired upon exercise of an SAR shall be issued in the name of the Grantee, or the Company shall transfer the shares of Stock electronically from its transfer agent to the Grantee, as soon as practicable following receipt of notice of exercise. No fractional shares of Stock will be issuable upon exercise of the SAR and, unless provided in the applicable Award Agreement or otherwise determined by the Board, the Grantee will receive cash in lieu of fractional shares of Stock.

8.16    Exercise upon Termination of Employment.
Each Grantee’s Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise a SAR following termination of the Grantee’s employment with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into by the Grantees, need not be uniform among all SARs issued pursuant to this Section 8, and may reflect distinctions based on the reasons for termination of employment.

8.17    Nontransferability.
Unless otherwise determined by the Board in its discretion, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, SARs granted in tandem with an Incentive Stock Option granted to a Grantee under the Plan shall be exercisable during the Grantee’s lifetime only by such Grantee.

9.	terms and conditions of RESTRICTED STOCK and stock units

9.1    Award of Restricted Stock and Stock Units.
The Board may from time to time grant Restricted Stock or Stock Units to persons eligible to receive Awards under Section 6 hereof, subject to such restrictions, conditions and other terms as the Board may determine.

9.2    Restrictions.
At the time an Award of Restricted Stock or Stock Units is made, the Board shall establish a restriction period of no less than on year applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restriction period. The Board may, in its sole discretion, at the time an Award of Restricted Stock or Stock Units is made, prescribe conditions that must be satisfied prior to the expiration of the restriction period, including the satisfaction of corporate or individual performance objectives or continued Service, in order that all or any portion of the Restricted Stock or Stock Units shall vest.

The Board also may, in its sole discretion, shorten or terminate the restriction period or waive any of the conditions applicable to all or a portion of the Restricted Stock or Stock Units. The Restricted Stock or Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restriction period or prior to the satisfaction of any other conditions prescribed by the Board with respect to such Restricted Stock or Stock Units.

9.3    Restricted Stock Certificates.
The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to such Grantee, as soon as reasonably practicable after the applicable Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company, or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

9.4    Rights of Holders of Restricted Stock.
Holders of Restricted Stock shall have the right to vote such Stock and, unless the Board otherwise provides in an Award Agreement, to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same or other vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award. In the case of unearned performance awards (shares/units), dividend payouts/dividend equivalents are prohibited.

9.5    Rights of Holders of Stock Units.

9.5.1	Voting and Dividend Rights.
Holders of Stock Units shall have no rights as stockholders of the Company. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

9.5.2	Creditor’s Rights.
A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

9.6    Termination of Service.
Unless otherwise provided by the Board in the applicable Award Agreement, upon the termination of a Grantee’s Service with the Company or an Affiliate thereof, any shares of Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including, but not limited to, the right to vote Restricted Stock and any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

9.7    Purchase and Delivery of Stock.
The Grantee shall be required to purchase the Restricted Stock or Stock Units from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or Stock Units or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock or Stock Units. The Purchase Price shall be payable in a form described in Section 10 or, in the discretion of the Board, in consideration for past Services rendered to the Company or an Affiliate thereof.

Upon the expiration or termination of the restriction period and the satisfaction of any other conditions prescribed by the Board, having properly paid the Purchase Price, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be, upon the surrender of any stock certificate(s) previously issued to such Grantee in respect of such shares. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit has been delivered.

10.	FORM OF PAYMENT

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock or Stock Units shall be made in cash or in cash equivalents acceptable to the Company. In addition, to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option may be made in any other form that is consistent with applicable laws, regulations and rules.

11.	WITHHOLDING TAXES

The Company or an Affiliate thereof, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock or payment of any kind upon the exercise of an Option. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate thereof, as the case may be, any amount that the Company or the Affiliate thereof may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate thereof, which may be withheld by the Company or the Affiliate thereof, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate thereof to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Board as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 11 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares.

12.	RESTRICTIONS ON TRANSFER OF SHARES OF STOCK

12.1    Repurchase and Other Rights.
Stock issued upon exercise of an Option or pursuant to an Award of Restricted Stock or Stock Units may be subject to such right of repurchase upon termination of Service or other transfer restrictions as the Board may determine, consistent with applicable law. Any additional restrictions shall be set forth in the Award Agreement; provided, however, that no such restrictions shall be inconsistent with the terms of the Plan.

12.2    Installment Payments.

In the case of any repurchase of shares of Stock acquired by the Grantee pursuant to the exercise of an Option or under an Award of Restricted Stock or Stock Units, the Company or its permitted assignee may pay the Grantee, transferee, or other registered owner of the Stock the purchase price in three (3) or fewer annual installments. Interest shall be credited on the installments at the applicable federal rate (as determined for purposes of Code Section 1274) in effect on the date on which the purchase is made. The Company or its permitted assignee shall pay at least one-third of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the 60th day after the purchase.

12.3    Legend.
In order to enforce the restrictions imposed upon shares of Stock under this Plan or as provided in an Award Agreement, the Board may cause a legend or legends to be placed on any certificate representing shares issued pursuant to this Plan that complies with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under it.

13.	BENEFIT LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate thereof, except an agreement, contract or understanding that expressly addresses Code Section 280G or Code Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Code Section 280G(c), any Awards held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements shall be reduced or eliminated so as to avoid having the payment or benefit to the Grantee be deemed to be a Parachute Payment. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Options, then by reducing or eliminating any accelerated vesting of Restricted Stock, then by reducing or eliminating any other remaining Parachute Payments unless otherwise specified in any executed executive agreement.

14.	REQUIREMENTS OF LAW

14.1    General.
The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising a right emanating from such Award, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any right emanating from such Award or the delivery of any shares of Restricted Stock, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2    Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1    Changes in Stock.
If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares for which Awards may be made under the Plan shall be adjusted proportionately and accordingly by the Board. In addition, the number and kind of shares for which Awards are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the Grantee immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option, but shall include a corresponding proportionate adjustment in the Option Price per share. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend but excluding a non-extraordinary dividend of the Company) without receipt of consideration by the Company, the Company shall, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the exercise price of outstanding Options to reflect such distribution.

15.2    Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs.
Subject to the exception set forth in the last sentence of Section 15.4, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and in which no Change of Control occurs, any Award theretofore made pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, and with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger, or consolidation. In the event of a transaction described in this Section 15.2, Stock Units shall be adjusted so as to apply to the securities that a holder of the number of shares of Stock subject to the Stock Units would have been entitled to receive immediately following such transaction.

15.3    Change of Control.
Subject to the exceptions set forth in the last sentence of this Section 15.3 and the last sentence of Section 15.4, upon the occurrence of a Change of Control either of the following two actions shall be taken:

(i) immediately prior to the scheduled consummation of a Change of Control, all shares of Restricted Stock and Stock Units shall become immediately vested and all Options outstanding hereunder shall become immediately exercisable unless otherwise specified in any executed executive agreements and shall remain exercisable for a period of fifteen days, or

(ii) the Board may elect, in its sole discretion, to cancel any outstanding Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the product of the number of shares of Stock subject to the Award (the “Grant Shares”) multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price applicable to such Grant Shares.

With respect to the Company’s establishment of an exercise window, (i) any exercise of an Option during such period shall be conditioned upon the consummation of the event and shall be effective only immediately before the consummation of the event, and (ii) upon consummation of any Change of Control, the Plan and all outstanding but unexercised Options shall terminate.

The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its stockholders.

This Section 15.3 shall not apply to any Change of Control to the extent that provision is made in writing in connection with such Change of Control for the assumption or continuation of the Options, Stock Units or shares of Restricted Stock theretofore granted, or for the substitution for such Awards for new common stock options, stock units or new shares of restricted stock relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option prices, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided. In the event a Grantee’s Award is assumed, continued or substituted upon the consummation of any Change of Control and his employment is terminated without Cause within one year following the consummation of such Change of Control, the Grantee’s Award will be fully vested and may be exercised in full, to the extent applicable, for the period set forth in the Grantee’s Award Agreement or for such longer period as the Committee may determine.

15.4    Adjustments.
Adjustments under Section 15 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Board may provide in Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those described in Sections 15.1-15.3.

15.5    No Limitations on Company.
The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

16.	general provisions

16.1    Clawback Provisions.
The Board shall, in all appropriate circumstances, require reimbursement of any payment under any Award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company’s financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual payments under any Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term "executive officer" means any officer who has been designated an executive officer by the Board.

16.2    Disclaimer of Rights.
No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate thereof, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate thereof. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

16.3    Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company entitled to vote thereon for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

16.4    Captions.
The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision hereof or thereof.

16.5    Other Award Agreement Provisions.
Each Award under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

16.6    Number and Gender.
With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

16.7    Severability.
If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8    Governing Law.
The validity and construction of this Plan and the instruments evidencing the Awards awarded hereunder shall be governed by the laws of the State of Maryland other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards awarded hereunder to the substantive laws of any other jurisdiction.

16.9    Code Section 409A.
The Board intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Board determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

Exhibit B

FORM OF GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of ____________(“General Release”), by and between [] (“Employee”) and The KEYW Corporation (the “Company”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of [_     ] (the “Employment Agreement”);

WHEREAS, the execution of this General Release is a condition precedent to the Company’s obligation to pay the severance payments as set forth in the Employment Agreement;

WHEREAS, in consideration for Employee’s signing of this General Release, the Company will pay Employee the severance payments pursuant the Employment Agreement, as applicable; and

WHEREAS, Employee and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Employee by the Company, including those under the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

1. Employee, for himself, Employee’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, Affiliates, related organizations, and all of their employees, officers, directors, managers, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Employee’s employment with the Company or any of its subsidiaries or Affiliates; (b) the termination of Employee’s employment with the Company and any of its subsidiaries or Affiliates; (c) the Employment Agreement; (d) violation of any law including but not limited to federal, state or local statutes, or the common law of any jurisdiction; or (e) any events occurring on or prior to the date of this General Release. Notwithstanding the above, this release and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents or applicable law; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance payments in accordance with Section 4.2 of the Employment Agreement; and (iv) right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

2. Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Employee agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees, or Employee of any improper or unlawful conduct.

4.    Employee acknowledges and recites that:

(a) Employee has executed this General Release knowingly and voluntarily;

(b) Employee has read and understands this General Release in its entirety;

(c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this General Release before executing it; and

(d)    Employee’s execution of this General Release has not been forced by any employee or agent of the Company.

5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Maryland, except for the application of preemptive Federal law.

6.    Employee shall have 21 calendar days to consider this General Release and
7 calendar days from the date Employee executes this General Release to revoke Employee’s waiver of any Age Discrimination in Employment Act claims by providing written notice of the revocation to the Company, as provided in Section 4.2 of the Employment Agreement. In the event of such revocation, the terms of Section 4.2 of the Employment Agreement shall govern. Once signed, in the absence of your revocation of this General Release, the General Release will become effective on the day following the seventh and final day of the revocation period.

7. Employee expressly agrees that, except to the extent required by law, Employee will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, and will not make any such comments or provide such information to any customer of the Company, to any person associated with any media, to the general public, or to any other person or entity. Nothing in this General Release prohibits Employee from reporting possible violations of federal laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

8. Employee agrees that Employee will keep entirely secret and confidential, and shall not use or disclose to any person or entity, in any manner or for any purpose whatsoever, any information of the Company that is not available to the general public and/or not generally known outside the Company and to which Employee has had access during the course of Employee’s employment by the Company, including, without limitation, the Company's confidential, proprietary, and trade secret information and any information relating to: the Company's business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial conditions and results of operations; its pricing, pricing strategies and costs; its operational strengths and weaknesses; its personnel and compensation policies, procedures and transactions; its plans for any strategic exit and all information of third parties for which the Company has an obligation to maintain as confidential.

9. Employee further agrees that within five (5) business days after the Effective Date of this Agreement, Employee will return to the Company: (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) and wherever located (including in personally owned computers, storage media or accounts) that are the property of the Company or were created using the Company's resources or during any hours worked for the Company, including, without limitation, any data referred to in Paragraph 10 herein; and (ii) all other property belonging to the Company, wherever located, including, without limitation, all computer equipment and associated passwords, property passes, keys, credit cards, business cards, and identification badges.

10. In consideration for the Company's promises and undertakings set forth in this Agreement, Employee, on behalf of himself, and Employee’s heirs, representatives, and assigns, hereby agrees and covenants, to the fullest extent permitted by applicable law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against Releasees based on any of the claims waived and released in Paragraph 1 of this General Release.

11. Capitalized terms not defined in this General Release have the meanings given in the Employment Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Philip Luci, Jr.

Date:
By:
Title:

Exhibit C
Prior Agreements

NONE